Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT to EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 3, 2008 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Daniel M. Bradbury (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement entered into effective as of March 7, 2007 (the “Prior Agreement”) and desire to amend the Prior Agreement as set forth herein, effective as of the Effective Date, in order to, among other things, clarify the application of Section 409A of the Internal Revenue Code (the “Code”) to the benefits provided to the Executive under the Prior Agreement.  Capitalized terms not defined herein shall have the meaning ascribed to them under the Prior Agreement; and

WHEREAS, the Parties have agreed, subject to the terms and conditions hereof, to amend and modify the Prior Agreement as provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 4.2.    Amendment to Section 4.2 of the Prior Agreement.  Section 4.2 of the Prior Agreement is hereby deleted in its entirety and replaced by the following:

(a)                                  If the Executive is terminated by the Company without Cause (as defined below) or resigns for Good Reason (as defined below), then the Company shall pay the Executive his base salary and accrued and unused vacation benefits earned in accordance with Company policies through the date of such termination or resignation at the rate in effect at the time thereof.  In addition, upon the Executive’s delivery to the Company of a Release and Waiver in the form attached hereto as Exhibit A (the “Release”) within 21 days of such termination or resignation, or such later period of time as may be required by applicable laws, and permits such Release to become effective in accordance with its terms, the Executive shall be entitled to the following benefits:

(i)                                     severance pay in the form of a one-time lump sum payment (the “Severance Pay”) equal to the greater of: (a) 12 months of the Executive’s then current base salary plus the bonus the Executive would have earned if the Executive had been employed by the Company from the date of such termination or resignation through the end of the fiscal year of the Company in which such termination or resignation occurs at the full target bonus in effect at the time of such termination or resignation and (b) other such amount as may be determined by the Compensation Committee in its sole discretion,

(ii)                                  provided that the Executive makes a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), direct payment to the insurer through the date that is 12 months following such termination or resignation of medical and dental insurance premiums applicable to continued coverage for the Executive under the Company’s medical and dental plans as in effect on the date of such termination or resignation at the full beneficiary and dependent levels then in effect; and

(iii) direct payment to the insurer through the date that is 12 months following such termination or resignation of the cost of the Employee’s continued life and disability insurance premiums, to the extent that such coverage is reasonably similar to that in effect at the date of such termination or resignation.

(b)                                If, at the time of termination of the Executive’s employment by the Company without Cause or the Executive’s resignation for Good Reason, the Executive is not serving as a Board member and is not otherwise serving as a consultant to the Company, or if at the time of such termination or resignation the Executive is continuing to serve as a Board member or is otherwise serving as a consultant to the Company but during the 12 month period following such termination or resignation, the Executive ceases to serve as a Board member and is not otherwise serving as a consultant to the Company, then, unless the Executive fails to deliver to the Company the Release within 21 days of such termination or resignation, or such longer period of time as may be required by applicable laws, and permits such Release to become effective in accordance with its terms, effective as of immediately prior to such termination, resignation, cessation of service as a Board member or cessation of other service as a consultant to the Company, as applicable, and until the date that is 12 months following such termination or resignation, the Executive shall serve as a consultant to the Company pursuant to this paragraph (b) with respect to such general business matters as may be reasonably agreed to by the Executive and the Company.  Such service by the Executive as a consultant shall be performed solely in consideration of the covenants of the Company set forth in this Section 4.2 and for no additional consideration.  The consulting services rendered by the Executive shall in no event exceed twenty percent (20%) of the average level of services performed by the Executive for the Company over the thirty-six (36) month period immediately preceding the Executive’s termination of employment by the Company without Cause or resignation for Good Reason (or the full period of services to the Company, if the Executive has been providing services to the Company for less than thirty-six (36) months), as determined under Treasury Regulation Section 1.409A-1(h)(1)(ii).  Any work product or inventions generated by the Executive during such service as a Consultant shall be deemed work for hire and shall be the property of the Company.

(c)                                  For purposes of this Section 4.2:

(A)                               “Cause” means that, in the reasonable determination of the Company, the Executive has (i) been convicted of or pleaded guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty against the Company; (iii) willfully and materially breached a Company policy; (iv) intentionally damaged the Company’s property; (v) willfully and materially breached his Proprietary Information and Inventions Agreement with the Company; (vi) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) repeatedly failed to satisfactorily perform job duties to which he previously agreed in writing.  The conduct described under clauses (iii), (vi) and (vii) above will only constitute Cause if such conduct is not cured within ninety (90) days after the Executive’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause; and

(B)                               “Good Reason” means the Executive voluntarily terminates his employment with the Company after any of the following are undertaken without Cause and without the Executive’s express written consent, provided that Executive has first provided written notice to any member of the Board within ninety (90) days of the first such occurrence of such event specifying the event constituting Good Reason and specifying that Executive intends to terminate employment not earlier than thirty (30) days after providing such notice, and the Company has not cured such event(s) within thirty (30) days (or such longer period as may be specified by Executive in such notice) after such written notice is received by such member of the Board (the “Cure Period”), and Executive resigns within thirty (30) days following the end of the Cure Period:

(i)                                     a material reduction in the Executive’s base salary, except for across-the-board reductions in base salaries of less than ten percent (10%) similarly affecting all similarly situated executives of comparable rank with the Executive;

(ii)                                a material reduction in the Executive’s authority, duties or responsibilities as described in this Agreement;

(iii)                             a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)                            a relocation of the Company’s principal executive offices to a location more than fifty (50) miles from the location at which the Executive was performing his duties immediately prior to such relocation (excluding in any case travel on the Company’s business consistent with the Executive’s duties as Chief Executive Officer of the Company); or

(v)                               the failure by the Company to comply with any material provision of this Agreement.

(d)                               The Severance Pay shall be paid within sixty (60) days after Executive’s termination or resignation.

SECTION 4.6.    Addition of new Section 4.6 of the Prior Agreement.  The following Section 4.6 is hereby added to the Prior Agreement:

Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(a)(5), 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Severance Benefits constitute “nonqualified deferred compensation plan” under Section 409A, then to the extent required to comply with Section 409A, and, if the Executive is, on the date of Executive’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A (a “Specified Employee”), then, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of:  (i) the date that is six months after Executive’s Separation from Service or (ii) the date of Executive’s death.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A.  As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release.

SECTION 8.    Amendment to Section 8 of the Prior Agreement.  Section 8 of the Prior Agreement is hereby deleted in its entirety and replaced by the following:

This Agreement, including the Proprietary Information and Inventions Agreement, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including without limitation the Prior Agreement.  To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls.  Notwithstanding the foregoing, this Agreement shall not supersede the Executive’s rights under the Company’s employee benefit plans, policies or arrangements as in effect from time to time, including, without limitation, the Company’s equity plans (and awards thereunder) and the plans, policies and arrangements described in Section 3.5, or the Executive’s rights to indemnification or insurance for liability as an officer, director or employee of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

Dated:	12/3/2008	By:	/s/ Joseph C. Cook, Jr.
Name: Joseph C. Cook, Jr.
Chairman of the Board

Dated:	12/3/2008	By:	/s/ Daniel M. Bradbury
Name: Daniel M. Bradbury